Exhibit 99.1

Royal Gold Reports Fiscal Third Quarter 2009 Results

•	Record revenues of $20.8 million, an 11% increase over comparable quarter

•	Free cash flow[1] of $17.5 million, representing 84% of revenues

•	Gold accounts for 89% of revenues

•	Transaction to acquire gold production from Teck Resources’ Andacollo mine

DENVER, COLORADO. MAY 7, 2009: ROYAL GOLD, INC. (NASDAQ:RGLD; TSX: RGL), a leading precious metals royalty company, today announced record royalty revenue of $20.8 million for the third quarter of fiscal 2009 and net income of $4.1 million, or $0.12 per basic share.  This compares to royalty revenue of $18.7 million for the third quarter of fiscal 2008 and net income of $6.9 million, or $0.11 per basic share.2

For the nine-month period ended March 31, 2009, royalty revenue was $51.5 million and net income was $31.3 million, or $0.92 per basic share. Nine-month net income included the effects of a one-time, pre-tax gain of $31.5 million, or $0.60 per basic share after taxes, resulting from the Company’s restructuring of its GSR2, GSR3 and NVR1 royalties at the Cortez Pipeline Mining Complex (“Cortez”).  Excluding this one-time gain, the Company's net income for the nine-month period was $10.8 million, or $0.32 per basic share.  This compares to royalty revenue of $45.9 million and net income of $17.0 million, or $0.41 per basic share, for the nine-month period ended March 31, 2008.

Increased royalty revenue for the third fiscal quarter was largely driven by stronger production at Taparko and contributions from various properties acquired in the Barrick transaction, partially offset by lower gold and copper prices and decreased contributions from Cortez and Robinson.  Net income decreased for the three month period ended March 31, 2009, due to an increase in depreciation, depletion and amortization charges of $4.0 million which was primarily attributable to increased production from Taparko and new production from the Peñasquito, Dolores and the Barrick royalties.

Free cash flow for the current quarter was $17.5 million, representing 84% of revenues.  This compares to free cash flow for the third quarter of fiscal 2008 of approximately $15.5 million, or 83% of revenues.  For the nine-month period ended March 31, 2009, free cash flow was $42.3 million, representing 82% of revenues compared to free cash flow for the nine-month period ended March 31, 2008, of $35.9 million, or 78% of revenues.

1
The Company defines free cash flow, a non-GAAP financial measure, as operating income plus depreciation, depletion and amortization, non-cash charges and impairment of mining assets, if any, less minority interest in operating income from consolidated subsidiary (see Schedule A).

2	Certain figures in this press release related to prior quarter information have been restated. See our amended 10-K/A filed with the SEC on November 6, 2008.

As of March 31, 2009, the Company had a working capital surplus of $61.7 million.  Current assets were $72.3 million (including $50.5 million in cash and equivalents), compared to current liabilities of $10.6 million, resulting in a current ratio of 7 to 1.

Tony Jensen, President and CEO, commented, “We are pleased with the strong quarterly performance driven by our broad and diversified royalty portfolio which is now comprised of 27 producing properties. We continue to execute on our strategic growth plan.  Our recent agreement with Teck on the Andacollo mine further enhances our world-class gold royalty portfolio.  This transaction maintains our focus on gold and we expect it to  be a core royalty for years to come.”

PROPERTY HIGHLIGHTS

Taparko

Taparko sales for the quarter were approximately 23,000 ounces of gold for which the Company recognized $5.1 million in royalty revenue.  During the quarter, the mill availability was 68% as High River completed maintenance focused on improving mill performance and reducing drive train vibrations.

Pursuant to the Amended and Restated Funding Agreement dated February 22, 2006 (the “Funding Agreement”) between Royal Gold, Inc. and Somita SA (“Somita”), a 90% owned subsidiary of High River and the operator of Taparko, Somita is in breach of certain obligations under the Funding Agreement.  As security for the Company’s investment in Somita, two of High River’s subsidiaries have pledged their equity interests in Somita and High River (West Africa) Ltd., the corporate parent of Somita.   In addition, Royal Gold obtained as collateral a pledge of shares of certain equity investments in public companies held by High River.  Royal Gold has not agreed to forbear pursuing any of its remedies under the Funding Agreement or other agreements with High River and its affiliates.

Cortez

At the Cortez property, the Company recognized $3.8 million in revenue on production of approximately 64,000 ounces, compared to revenue of $5.3 million on production of approximately 117,000 ounces for the comparable prior year quarter.  The production decrease was due mainly to lower grades being mined during the current period. Barrick expects production to improve in the coming quarters as higher grade material is mined.

Robinson

For the quarter, the Company recognized $1.8 million in revenue for the Robinson mine, compared to $4.4 million for the comparable prior year quarter.  This decrease in royalty revenue was due to lower copper prices, a decrease in gold and copper sales, and negative final pricing adjustments of approximately $210,000 during the current period.  The average spot price of copper for the quarter was $1.56 per pound as compared to $3.52 per pound in the third quarter of fiscal 2008.

Fiscal third quarter production and revenue for the Company’s principal active royalty interests are shown in Table 1.  For more detailed information about each of our royalty properties, please refer to the Company’s most recent Annual Report on Form 10-K/A, filed with the SEC on November 5, 2008, and our Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, or our website located at www.royalgold.com.

OTHER DEVELOPMENTS

Andacollo Transaction

On April 6, 2009, the Company announced that it signed a definitive agreement with a subsidiary of Teck Resources Limited ("Teck") to acquire an interest in the gold production at the Andacollo mine in Chile.  The purchase price, after adjustments pursuant to the definitive agreement, is $218 million in cash and 1,204,136 shares of Royal Gold’s Common Stock. Royal Gold will receive 75% of the gold produced from the sulfide portion of the Andacollo deposit until 910,000 payable ounces of gold have been sold, after which Royal Gold will receive 50% of all future payable gold production.   Teck expects initial production from the sulfide deposit to begin in late calendar 2009 and reach commercial production in the first half of calendar 2010.

Teck estimates the sulfide reserves to contain proven and probable mineral reserves of approximately 393.5 million tonnes grading 0.13 grams of gold per tonne. This equates to 1.6 million contained ounces of gold in the sulfide reserves, which will be mined over 20 years of production. Over the first 10 years of the mine life, Teck expects production will average 53,000 ounces of gold and 76,000 tonnes of copper in concentrate annually.  Royal Gold's interest does not apply to the production of copper.

The transaction is subject to completion of concentrate marketing for a specified percentage of production from the Andacollo mine, the condition that material governmental approvals are not withdrawn or challenged, satisfactory completion of certain limited outstanding due diligence and other customary closing conditions.  Closing is scheduled prior to the end of October 2009.

Equity Offering

In April 2009, Royal Gold sold 6,500,000 shares of common stock at a price of $38.00 per share.  Proceeds to the Company from the offering, net of commission and estimated expenses, were approximately $235 million.  The proceeds from the offering will be used primarily to pay the cash component of the Andacollo transaction.  The underwriters’ over-allotment option for 975,000 additional shares of common stock is not expected to be exercised and will expire on May 7, 2009.

Battle Mountain Transaction

On October 24, 2007, Royal Gold completed the acquisition of Battle Mountain Gold Exploration Corp. (“Battle Mountain”) pursuant to an Amended and Restated Agreement and Plan of Merger (“Merger Agreement”).  Pursuant to the Merger Agreement, consideration of 37,418 shares of Royal Gold common stock and approximately $100,000 in cash was held back from the Battle Mountain stockholders subject to the settlement of certain Battle Mountain litigation.  All of the parties have agreed, in principal, to settle the litigation.  Upon settlement, each former Battle Mountain shareholder who made a cash election will receive a payment of approximately $0.010897 per share of Battle Mountain common stock, and each former Battle Mountain shareholder who made, or was deemed to have made, a share election will receive approximately 0.000327154 shares of Royal Gold Common Stock for each share of Battle Mountain common stock.

About Royal Gold

Royal Gold is a precious metals royalty company engaged in the acquisition and management of precious metal royalty interests.  The Company owns royalties on 117 properties on five continents, including royalties on 27 producing mines and 8 development stage projects. Royal Gold is publicly traded on the NASDAQ Global Select Market under the symbol “RGLD,” and on the Toronto Stock Exchange under the symbol “RGL.”  The Company’s website is located at www.royalgold.com.

ROYALTY DEFINITIONS

The Company’s producing and development royalty portfolio contains several different types of royalties which are defined as follows:

Royalty - the right to receive a percentage or other denomination of mineral production from a resource extraction operation.

Gross Smelter Return (“GSR”) Royalty - a defined percentage of the gross revenue from a resource extraction operation, less, if applicable, certain contract-defined costs paid by or charged to the operator.

Net Smelter Return (“NSR”) Royalty - a defined percentage of the gross revenue from a resource extraction operation, less a proportionate share of incidental transportation, insurance, refining and smelting costs.

Net Value Royalty (“NVR”) - a defined percentage of the gross revenue from a resource extraction operation, less certain contract-defined transportation costs, milling costs and taxes.

Gross Proceeds Royalty (“GPR”) - a royalty in which payments are made on contained ounces rather than recovered ounces.

For further information, please contact:
Karen Gross
Vice President and Corporate Secretary
(303) 575-6504

Note: Management’s conference call reviewing the third quarter fiscal 2009 results will be held today at 10:00 a.m. Mountain Time (noon Eastern Time) and will available by calling (800) 603-2779 (North America) or (973) 200-3960 (international), access #84855470.  The call will be simultaneously broadcast on the Company’s web site at www.royalgold.com under the “Presentations” section.  A replay of this web cast will be available on the Company’s website approximately two hours after the call ends.

Cautionary “Safe Harbor” Statement Under the Private Securities Litigation Reform Act of 1995:  With the exception of historical matters, the matters discussed in this press release are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from projections or estimates contained herein.  Such forward-looking statements include statements regarding Royal Gold’s broad and diversified royalty portfolio, the expectation of Royal Gold’s strategic growth plan, the Andacollo transaction’s focus on gold and that the Andacollo royalty will be a core royalty for years to come, Barrick’s expectation of improved production and higher grade material at Cortez, operators' expectations on the commencement or ramp up of production, operator’s reserve or production estimates, operator’s expectations of mine life and the expectation of when the Andacollo transaction will close.  Factors that could cause actual results to differ materially from the projections include, among others, precious metals prices, performance of and production at the Company's royalty properties, decisions and activities of the operators of the Company's royalty properties, unanticipated grade, geological, metallurgical, processing or other problems the operators of the mining properties may encounter, changes in project parameters as plans continue to be refined, economic and market conditions, liquidity and production problems at Taparko and other royalty properties, the Company’s exercise of its rights under the Taparko Funding Agreement, buy down rights at Malartic, litigation, the closing of the Andacollo transaction, the ability of the operator to bring the Andacollo project into production as expected, and other subsequent events, as well as other factors described in the Company's Annual Report on Form 10-K and other filings with the Securities and Exchange Commission.  Most of these factors are beyond the Company’s ability to predict or control.  The Company disclaims any obligation to update any forward-looking statement made herein.  Readers are cautioned not to put undue reliance on forward-looking statements.

*Free Cash Flow:  The Company discloses information on free cash flow and free cash flow as a percentage of revenues in its reporting.  Free cash flow is a non-GAAP financial measure.  The Company defines free cash flow as operating income plus depreciation, depletion and amortization, non-cash charges, and any impairment of mining assets less minority interest in operating income of consolidated subsidiary.  While we believe free cash flow is a useful measure of the Company’s performance, we also want to advise that this is not a measure recognized by generally accepted accounting principles.  See Schedule A, attached to this press release for a GAAP reconciliation.

TABLE 1

Third Quarter Fiscal 2009
Royalty Production and Revenue for Principal Royalty Interests

				QUARTER ENDED MARCH 31, 2009 (Unaudited)		QUARTER ENDED MARCH 31, 2008
PROPERTY	ROYALTY	OPERATOR	METAL	Royalty Revenue ($ Millions)	Reported Production [1]	Royalty Revenue ($ Millions)	Reported Production [1]
Taparko	TB-GSR1 [2] TB-GSR2 [2]	High River	Gold	5.1	22,963 oz.	3.1	14,224 oz.
Cortez	GSR1 and GSR2 [3] GSR3 [3] NVR1 [3]	Barrick	Gold	3.8	63,956 oz.	5.3[4]	116,749 oz.
Mulatos	1.0 - 5.0% NSR [5]	Alamos	Gold	1.9	41,871 oz.	0.4	32,081 oz.
Robinson [6]	3.0% NSR	Quadra	Gold Copper	1.8	30,257 oz. 34.5M lbs.	4.4	32,313 oz. 38.9M lbs.
Leeville	1.8% NSR	Newmont	Gold	1.7	106,767 oz.	1.9	113,685 oz.
Siguiri	0.00 - 1.875% NSR[7]	AngloGold Ashanti	Gold	1.3	79,836 oz.	- [8]	- [8]
Goldstrike	0.9% NSR	Barrick	Gold	1.1	136,733 oz.	1.2	145,369 oz.
Peñasquito (oxide)	2.0% NSR	Goldcorp	Gold Silver	0.4	12,027 oz. 0.6M oz.	- [8]	- [8]
Dolores	1.25% NSR[9] 2.0% NSR	Minefinders	Gold Silver	0.2	14,169 oz. -	- [8]	- [8]
Other Royalty Properties[10]	-	-	Various	3.5	-	2.4	-
Total Royalty Revenue				20.8		18.7 (As Restated)

Footnotes follow on page 7.

FOOTNOTES

[1]
Reported production relates to the amount of metal sales that are subject to our royalty interests for the periods ended March 31, 2009 and March 31, 2008, as reported to us by the operators of the mines.

[2]
Royalty percentages:  TB-GSR1 – 15.0%; TB-GSR2 – 4.3% when the average monthly gold price ranges between $385 and $430 per ounce.  Outside of this range, the royalty rate is calculated by dividing the average monthly gold price by 100 for gold prices above $430 per ounce, or by dividing the average monthly gold price by 90 for gold prices below $385 per ounce (e.g., a $900 per ounce gold price results in a rate of 900/100 = 9.0%).  Two subsequent royalties consist of a 2.0% GSR perpetual royalty (“TB-GSR3”), applicable to gold production from defined portions of the Taparko-Bouroum project area, and a 0.75% GSR milling royalty (“TB-MR1”).  The TB-MR1 royalty applies to ore that is mined outside of the defined area of the Taparko-Bouroum project that is processed through the Taparko facilities up to a maximum of 1.1 million tons per year.

Both the TB-GSR3 and TB-MR1 royalties commence once TB-GSR1 and TB-GSR2 have ceased.  Both TB-GSR1 and TB-GSR2 continue until either production reaches 804,420 ounces of gold, or payments totaling $35 million under TB-GSR1 are received, whichever comes first.  As of March 31, 2009, Royal Gold has recognized approximately $8.8 million in royalty revenue under TB-GSR1 which is attributable to cumulative production of 67,000 ounces of gold.

[3]	Royalty percentages: GSR1 and GSR2 – 0.40 - 5.0% (sliding-scale); GSR3 – 0.71%; NVR1 – 0.39%. As of October 1, 2008, the GSR2 royalty percentage was restructured to match the current GSR1 rate.

[4]	Royalty revenue has been restated for fiscal 2008.

[5]	The Company’s sliding-scale royalty is subject to a 2.0 million ounce cap on gold production. There have been approximately 370,000 ounces of cumulative production, as of March 31, 2009.

[6]	Revenues consist of provisional payments for concentrates produced during the current period and final settlements for prior production periods.

[7]
 The Company’s royalty is capped once payments of approximately $12.0 million have been received.  As of March 31, 2009, approximately $9.3 million remains unrecognized under the cap.  NSR sliding-scale schedule (price of gold per ounce - royalty rate as of 3/31/09): $0 to $478.10 – 0.00%; $478.11 to $546.41 – 0.625%; $546.42 to $580.57 – 0.875%; $580.58 to $614.72 – 1.125%; $614.73 to $648.87 – 1.50%; $648.88 and above – 1.875%.  The sliding-scale schedule is adjusted based on the average of the United States, Australian and Canadian Consumer Price Indices on a quarterly basis.  The most current rate available is reflected herein.

[8]	Royalty revenue commenced in June 2008 for Peñasquito; October 2008 for Siguiri; and December 2008 for Dolores.

[9]
Revenue only pertains to the 1.25% NSR royalty.  The 2.0% NSR royalty becomes effective once the mine reaches 75% of commercial production, which the operator expects to be reached during the second quarter of calendar 2009.

[10]
Royalties included in the “Other” category that were acquired in the Barrick transaction in October 2008 contributed aggregate royalty revenue of $967,000 in the three month period ended March 31, 2009, not including royalty revenue from Siguiri and Mulatos, which are shown in the table.  The remaining royalties in the “Other” category contributed aggregate royalty revenue of $2.6 million in the three month period ended March 31, 2009, compared to $2.4 million in the three month period ended March 31, 2008.  Of this royalty revenue, Benso contributed $627,000, El Chanate contributed $529,000 and Troy contributed $504,000 for the current period, compared to $0, $152,000 and $747,000 for the prior period, respectively.

ROYAL GOLD, INC.
Consolidated Balance Sheets
(In thousands except share data)
	March 31, 2009	June 30, 2008 (As Restated)
Current assets
Cash and equivalents	$50,538	$192,035
Royalty receivables	18,248	16,317
Income taxes receivable	2,038	2,186
Deferred tax assets	91	131
Prepaid expenses and other	1,429	308

Total current assets	72,344	210,977

Royalty interests in mineral properties, net	466,282	300,670
Restricted cash – compensating balance	19,250	15,750
Inventory – restricted	11,052	11,170
Other assets	5,786	7,283
Total assets	$574,714	$545,850

Current liabilities
Accounts payable	$5,702	$4,753
Dividends payable	2,738	2,384
Other	2,135	1,797

Total current liabilities	10,575	8,934

Net deferred tax liabilities	23,468	26,034
Term loan facility	19,250	15,750
Other long-term liabilities	688	504
Total liabilities	53,981	51,222

Commitments and contingencies
Minority interest in subsidiary	11,416	11,411
Stockholders’ equity
Common stock, $0.01 par value, authorized 100,000,000 shares; and issued 33,958,082 and 33,926,495 shares, respectively	340	339
Additional paid-in capital	466,100	463,335
Accumulated other comprehensive (loss) income	(32)	65
Accumulated earnings	42,909	19,478

Total stockholders’ equity	509,317	483,217

Total liabilities and stockholders’ equity	$574,714	$545,850

ROYAL GOLD, INC.
Consolidated Statements of Operations and Comprehensive Income
(Unaudited, in thousands except share data)

	For The Three Months Ended
	March 31, 2009	March 31, 2008 (As Restated)
Royalty revenues	$20,797	$18,731

Costs and expenses
Costs of operations (exclusive of depreciation,depletion and amortization shown separately below)	1,154	1,006
General and administrative	1,812	1,981
Exploration and business development	732	817
Depreciation, depletion and amortization	9,960	5,925
Total costs and expenses	13,658	9,729

Operating income	7,139	9,002

Interest and other income	1,075	1,715
Interest and other expense	(266)	(330)
Income before income taxes	7,948	10,387

Income tax expense	(2,534)	(3,358)
Minority interest in income of consolidated subsidiary	(1,272)	(140)
Net income	$4,142	$6,889

Adjustments to comprehensive income
Unrealized change in market value of available for sale securities, net of tax	(24)	(109)
Comprehensive income	$4,118	$6,780

Net income	$4,142	$6,889
Preferred dividends	-	(3,584)
Net income available to common stockholders	$4,142	$3,305

Basic earnings per share	$0.12	$0.11

Basic weighted average shares outstanding	34,008,758	30,932,084

Diluted earnings per share	$0.12	$0.11

Diluted weighted average shares outstanding	34,447,169	31,213,663

ROYAL GOLD, INC.
Consolidated Statements of Operations and Comprehensive Income
(Unaudited, in thousands except share data)

	For The Nine Months Ended
	March 31, 2009	March 31, 2008 (As Restated)
Royalty revenues	$51,499	$45,944

Costs and expenses
Costs of operations (exclusive of depreciation,depletion and amortization shown separately below)	2,615	2,748
General and administrative	5,604	5,509
Exploration and business development	2,369	3,298
Depreciation, depletion, and amortization	22,921	11,933
Total costs and expenses	33,509	23,488

Operating income	17,990	22,456

Gain on royalty restructuring	31,500	-
Interest and other income	2,198	5,667
Interest and other expense	(929)	(1,492)
Income before income taxes	50,759	26,631

Income tax expense	(17,660)	(8,362)
Minority interest in income of consolidated subsidiary	(1,810)	(682)
Loss from equity investment	-	(550)
Net income	$31,289	$17,037

Adjustments to comprehensive income
Unrealized loss in market value of available for sale securities, net of tax	(97)	(282)
Comprehensive income	$31,192	$16,755

Net income	$31,289	$17,037
Preferred dividends	-	(4,788)
Net income available to common stockholders	$31,289	$12,249

Basic earnings per share	$0.92	$0.41

Basic weighted average shares outstanding	33,965,171	29,808,962

Diluted earnings per share	$0.91	$0.41

Diluted weighted average shares outstanding	34,402,551	30,134,888

ROYAL GOLD, INC.
Consolidated Statements of Cash Flows
(Unaudited, in thousands)
	For The Nine Months Ended
	March 31, 2009	March 31, 2008 (As Restated)
Cash flows from operating activities

Net income	$31,289	$17,037
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion and amortization	22,921	11,933
Deferred tax benefit	(2,072)	(1,154)
Non-cash employee stock compensation expense	2,225	2,145
Gain on royalty restructuring	(31,500)	-
Loss on available for sale securities	-	49
Note receivable – Battle Mountain Gold Exploration	-	(713)
Tax benefit of stock-based compensation exercises	(289)	(515)
Changes in assets and liabilities:
Royalty receivables	(1,931)	(695)
Prepaid expenses and other assets	(857)	(2,199)
Accounts payable	1,457	2,921
Income taxes receivable	190	67
Other	(28)	(171)

Net cash provided by operating activities	$21,405	$28,705

Cash flows from investing activities

Acquisition of royalty interests in mineral properties	(186,110)	(15,939)
Proceeds from royalty restructuring	31,500	-
Restricted cash – compensating balance	(3,500)	-
Proceeds on sale of inventory - restricted	1,016	-
Deferred acquisition costs	(967)	(63)
Battle Mountain acquisition, net of cash acquired of $1,398,181	-	(2,933)
Other	(97)	(12)

Net cash used in investing activities	$(158,158)	$(18,947)

Cash flows from financing activities:
Tax benefit of stock-based compensation exercises	$289	$515
Debt issuance costs	(785)	(26)
Term loan facility	3,500	-
Common dividends paid	(7,504)	(5,869)
Distribution to minority interest holder	(1,016)	-
Preferred stock dividends paid	-	(2,802)
Gold loan payoff – Battle Mountain	-	(6,852)
Net proceeds from issuance of common stock	772	675
Net proceeds from issuance of preferred stock	-	111,098

Net cash (used in) provided by financing activities	$(4,744)	$91,223

Net (decrease) increase in cash and equivalents	(141,497)	100,981

Cash and equivalents at beginning of period	192,035	82,842

Cash and equivalents at end of period	$50,538	$183,823

Supplemental cash flow information:
Non-cash financing activities:
Conversion of preferred stock to common stock	$-	$116,946
Battle Mountain acquisition (with common stock)	$-	$35,832

Non-GAAP Financial Measures

The Company computes and discloses free cash flow and free cash flow as a percentage of revenues. Free cash flow is a non-GAAP financial measure.  Free cash flow is defined by the Company as operating income plus depreciation, depletion and amortization, non-cash charges, and any impairment of mining assets, less minority interest in operating income of consolidated subsidiary.  Management believes that free cash flow and free cash flow as a percentage of revenues are useful measures of performance of our royalty portfolio.  Free cash flow identifies the cash generated in a given period that will be available to fund the Company’s future operations, growth opportunities, and shareholder dividends.  Free cash flow, as defined, is most directly comparable to operating income in the Statements of Operations.  Below is the reconciliation to operating income:

	For the Three Months Ended
	March 31, (Unaudited, in thousands)

	2009	2008 (As restated)

Operating income	$7,139	$9,002
Depreciation, depletion and amortization	9,960	5,925
Non-Cash employee stock compensation	674	727
Minority interest in operating income of consolidated subsidiary [1]	(256)	(140)
Free cash flow	$17,517	$15,514

	For the Nine Months Ended
	March 31, (unaudited)

	2009	2008 (As restated)

Operating income	$17,990	$22,456
Depreciation, depletion and amortization	22,921	11,933
Non-Cash employee stock compensation	2,225	2,145
Minority interest in operating income of consolidated subsidiary [1]	(794)	(682)
Free cash flow	$42,342	$35,852

[1]	Only the portion of minority interest included in operating income of Royal Gold was subtracted in the reconciliation of free cash flow to operating income.